Exhibit 99.1

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Media Relations (847) 700-5538

UAL CORPORATION REPORTS LOSS FOR SECOND QUARTER

          CHICAGO, July 18, 2001 -- UAL Corporation (NYSE: UAL), the holding company whose primary subsidiary is United Airlines, reported second-quarter financial results today.

          The company incurred a second-quarter loss of $292 million or a loss per basic share of $5.50, both before the recognition of a potential one-time charge associated with the US Airways acquisition discussed below. This compares to second-quarter 2000 net earnings of $374 million, or $3.19 per share, excluding two special charges described in the notes to the statements of consolidated operations. (See end note for distinction between second quarter 2001 and 2000 earnings-per-share calculation.)

Chairman's Comments

          "The second quarter was another challenging quarter for us," said James E. Goodwin, UAL Corporation Chairman and Chief Executive Officer. "We continue to feel the disproportionate effect of the weaker economy on business travel, particularly on the West Coast and Asia, two of our key regions. On the expense side, although costs were slightly better than our earlier projections, we faced substantially higher labor and fuel costs than we did for the same period last year.

          "We continue to respond aggressively to the challenging financial situation, working concertedly to reduce the costs we can control. In addition to our earlier cost-reduction initiatives, during the second quarter we also cut our capital spending plans. We reduced the dividend on our common stock. We've instituted a hiring freeze and are replacing only critical positions that come open through attrition. We accelerated the retirement of our Boeing 727 fleet even further and have deferred delivery of new aircraft. And we continue to better tailor capacity to demand last week we closed seven of our smaller stations, and we are adjusting our North
American schedule downward for the fourth quarter and 2002."

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Second-quarter Highlights

          Despite the difficult economic environment in the second quarter, United continued to develop its core airline business and build strategic businesses that will enhance the United franchise. Highlights include:

--United BizJet. In May the company announced the establishment of BizJet, a business jet subsidiary of UAL Corporation, to address the travel needs of premium customers who do not typically use commercial aviation services. The focus of the stand-alone company is fractional ownership of business jets; when the subsidiary is fully operational, it will also offer additional business products such as corporate shuttle, charter operations and fleet management.
--United NewVentures. United NewVentures (UNV) made significant progress toward its commitment to develop new opportunities for maximizing the value of customers' non-air transportation needs, as well as developing powerful online distribution channels for United air transportation.

UNV announced in May a strategic marketing alliance with the Microsoft Network (MSN). Under the agreement, members of Mileage Plus®, United's award winning frequent-flier program, will have enhanced online access and opportunities to earn additional mileage-credits through a variety of online activities. The Mileage Plus program continues to enjoy significant growth, with revenue from third-party mileage sales reaching $126 million in the second quarter, up 11 percent over the same period last year.

In June, UNV signed a merger agreement with MyPoints.com, a leading Internet direct marketing and membership services company. The merger is expected to provide more effective communication with users of united.com and Mileage Plus members, as well as allow greater reach to an expanded audience of potential customers. The company expects to complete a tender offer to acquire the shares of MyPoints shortly.

Also in June, United and UNV announced with Delta and American a partnership with Boeing aimed at providing commercial airline passengers worldwide with two-way broadband connectivity during flights. The proposed venture, which would be jointly owned by Boeing, UAL and the other partners, would enable access to e-mail, the Internet, corporate intranets, live television and other services.

June further saw the successful launch of Orbitz, an online travel web site geared toward fare-conscious customers. UAL owns a significant equity stake in Orbitz, which is expected to complement United's existing online and offline distribution channels.

United revenue over the Internet reached $281 million in the second quarter versus $204 million a year ago, representing a 38 percent increase. Gross air bookings on united.com increased 54 percent for the same period.

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--Galileo/Cendant Transaction. Galileo International and Cendant Corporation announced in June that Cendant will purchase Galileo for a combination of cash and stock in a transaction expected to close later this year. At the current Cendant stock price, the transaction is worth approximately $33 per share of Galileo stock, which would mean that UAL, as Galileo's largest stockholder, would recognize a gain of approximately $270 million (net of tax) at the close of the transaction. This is another example of how UAL is adding value to the company from its strategic investments.

--Making Travel Easier. United continued the launch of its "Easy" airport innovation program. Designed to make the air travel experience faster and easier, the program uses high-technology innovations, such as United EasyInfo and United EasyCheck-In, to provide more information and save time for both customers and employees. United has also launched the Customer Advocate Center, designed to proactively resolve customer problems that can arise with flight delays or cancellations.

US Airways Acquisition

          UAL Corporation announced July 12 that, together with US Airways, it was giving the U.S. Department of Justice (DOJ) 21 days' advance notice before the DOJ would be required to make a final decision on the proposed merger between the two companies. The 21-day advance notice period is scheduled to conclude Aug. 1.

          As of June 30, 2001, UAL Corporation has deferred approximately $66 million in incremental direct costs related to the acquisition. In addition, per the merger agreement, UAL Corporation may be obligated to pay a $50 million termination fee in the event the merger does not take place. Depending on future developments, including discussions currently underway with the DOJ and US Airways, UAL Corporation may be required to record these one-time transaction costs in its second-quarter financial statements. In this event, these charges would be reflected in the company's second-quarter results and in the financial statements filed with the Securities and Exchange Commission in the Form 10Q on or before Aug. 14.

Outlook*

          The company expects that third-quarter passenger unit revenue will continue to be affected by the current revenue trends. Consequently, the company expects to post a loss in the third quarter as well as for the full year.

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The following table summarizes the company's expectations for expense factors affecting third-quarter and full-year performance.

Year-over-year Percent Increase*
Third Quarter 2001 2001		Full Year 2001
Available seat miles	2.4%	0.5%
Fuel price per gallon, average (incl. tax)	3%	10%
Operating expenses per available seat mile	0%	7%

In addition, the company has reduced fourth quarter capacity growth from 4 percent to negative one percent. Full-year 2002 capacity growth has also been reduced to negative one percent.

*The outlook figures do not reflect the impact of the US Airways merger. Should the merger be consummated, the outlook would change.

United's second-quarter conference call will be webcast July 18 on www.united.com at 9:00 a.m. ET.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain information contained in this press release is forward looking and involves risks and uncertainties that could result in actual results differing materially from expected results. Forward-looking statements represent current expectations, are naturally subject to uncertainty and changes in circumstances, and represent the company's expectations and beliefs concerning future events, based on information available to the company at the date of this press release. Some factors that could significantly impact earnings, revenues, unit revenues, expenses, unit costs, capacity and fleet plan include, without limitation: the airline pricing environment; industry capacity decisions; competitors' route decisions; the outcome of the planned United and US Airways merger; the cost of crude oil and jet fuel; results of union contract negotiations and their impact on labor costs and operations; operational disruptions as a result of bad weather, air traffic control-related difficulties and labor issues; the effective deployment of customer-service tools and resources; the growth of e-commerce and off-tariff distribution channels; the success of the company's cost-reduction efforts; foreign currency exchange-rate fluctuations; the outcome of the Cendant/Galileo transaction; the ultimate outcome of existing litigation; actions of the U.S., foreign and local governments; the economic environment of the airline industry and the economic environment in general. The company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, unforeseen events, changed circumstances or otherwise.

Note:
EPS Calculation. In periods of loss, GAAP requires that earnings per share be calculated based only on actual number of common stock shares outstanding, which was 54 million in second quarter 2001. Potential common shares, such as UAL's Employee Stock Ownership Plan (ESOP) convertible preferred stock, which at approximately 62 million shares represent a significant portion of the company's ownership base, are not used in the earnings-per-share calculation. However, in profitable periods, such as second quarter 2000, both common and potential common shares are used in calculating the earnings per share. As a point of comparison, the second quarter 2000 earnings per share calculation was based on the total of 50 million shares of common stock and 67 million shares of potential common stock, or a total of 117 million shares, resulting in an earnings per share of $3.19, excluding special items.

- UAL -

UAL CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(In Millions, Except Per Share)

(In accordance with GAAP)	Three Months Ended June 30
	2001	2000	% Change
Operating revenues:
Passenger	$ 4,028	$ 4,567	(11.8)
Cargo	197	233	(15.5)
Other operating revenues	433	309	40.1
	4,658	5,109	(8.8)
Operating expenses:
Salaries and related costs	1,882	1,644	14.5
Aircraft fuel	693	589	17.7
Commissions	249	252	(1.2)
Purchased services	455	429	6.1
Aircraft rent	205	223	(8.1)
Landing fees and other rent	264	247	6.9
Depreciation and amortization	268	247	8.5
Special charges	-	61	-
Aircraft maintenance	200	163	22.7
Other operating expenses	795	649	22.5
	5,011	4,504	11.3

Earnings (loss) from operations	(353)	605

Other income (expense):
Interest expense	(126)	(94)	34.0
Interest capitalized	22	20	10.0
Interest income	27	20	35.0
Equity in losses of affiliates	(5)	(1)	-
Miscellaneous, net	(12)	(14)	(14.3)
	(94)	(69)
Earnings (loss) before income taxes and distributions
on preferred securities	(447)	536
Provision (credit) for income taxes	(156)	199
Earnings (loss) before distributions on preferred securities	(291)	337
Distributions on preferred securities, net of tax	(1)	(1)
Net earnings (loss)	$ (292)	$ 336

Per share, basic	$ (5.50)	$ 3.08

Per share, diluted	$ (5.50)	$ 2.86

Weighted average shares (basic)	53.6	108.2
Weighted average shares (diluted)	53.6	116.8
_____________
See accompanying notes.

UAL CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(In Millions, Except Per Share)

(In accordance with GAAP)	Six Months Ended June 30
	2001	2000	% Change
Operating revenues:
Passenger	$ 7,840	$ 8,535	(8.1)
Cargo	389	450	(13.6)
Other operating revenues	853	669	27.5
	9,082	9,654	(5.9)
Operating expenses:
Salaries and related costs	3,735	3,160	18.2
Aircraft fuel	1,358	1,128	20.4
Commissions	477	501	(4.8)
Purchased services	876	832	5.3
Aircraft rent	413	444	(7.0)
Landing fees and other rent	499	475	5.1
Depreciation and amortization	520	478	8.8
Special charges	-	102	-
Aircraft maintenance	399	352	13.4
Other operating expenses	1,549	1,324	17.0
	9,826	8,796	11.7

Earnings (loss) from operations	(744)	858

Other income (expense):
Interest expense	(254)	(192)	32.3
Interest capitalized	45	40	12.5
Interest income	63	36	75.0
Equity in losses of affiliates	(12)	(2)	-
Miscellaneous, net	(34)	(26)	30.8
	(192)	(144)
Earnings (loss) before income taxes, distributions on
preferred securities and cumulative effect	(936)	714
Provision (credit) for income taxes	(342)	265
Earnings (loss) before distributions on preferred
securities and cumulative effect	(594)	449
Distributions on preferred securities, net of tax	(3)	(3)
Cumulative effect of accounting change, net of tax	(8)	(209)
Net earnings (loss)	$ (605)	$ 237

Per share, basic:
Earnings (loss) before cumulative effect	$ (11.32)	$ 3.78
Cumulative effect of accounting change, net of tax	(0.15)	(1.95)
Net earnings (loss)	$ (11.47)	$ 1.83

Per share, diluted:
Earnings (loss) before cumulative effect	$ (11.32)	$ 3.48
Cumulative effect of accounting change, net of tax	(0.15)	(1.80)
Net earnings (loss)	$ (11.47)	$ 1.68

Weighted average shares (basic)	53.2	107.4
Weighted average shares (diluted)	53.2	116.4
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See accompanying notes.

Consolidated Notes (Unaudited)

(1)	UAL Corporation ("UAL") is a holding company whose principal subsidiary is United Air Lines, Inc. ("United").

(2)	Through June 30, 2001, UAL has deferred approximately $66 million in incremental direct costs related to its proposed acquisition of US Airways on its balance sheet. In addition, per the merger agreement, UAL may be obligated to pay a $50 million termination fee in the event the merger does not take place. Depending on future developments, including discussions currently underway with the Department of Justice and US Airways, UAL may be required to record these transaction costs in its second-quarter financial statements. In this event, these charges would be reflected in the Company's second-quarter results and in the financial statements filed with the Securities and Exchange Commission in the Form 10Q on or before August 14.

(3)	Per share amounts were calculated after providing for dividends on preferred stock, of $2 million and $3 million, in the 2001 and 2000 second quarters, respectively and $5 million and $41 million in the 2001 and 2000 six-month periods, respectively. Participating securities that are convertible into common stock must be included in the computation of basic earnings per share if the effect is dilutive. As UAL's ESOP preferred stocks are convertible securities that participate in dividends on its common stock, basic per share amounts were based on weighted average common shares outstanding and potential participating ESOP preferred shares in periods where dilutive. Diluted per share amounts include potential common shares including ESOP shares committed to be released, unless the result would be anti-dilutive. A comparison of results for the three- and six-month periods follows (diluted):

		Second Quarter		Six-month Period
		2001	2000	2001	2000
	Earnings (loss) before special charges and cumulative effect	$ (5.50)	$ 3.19	$ (11.32)	$ 4.04
	Special charges, net	-	(0.33)	-	(0.56)
	Cumulative effect of accounting change, net	-	-	(0.15)	(1.80)
		$ (5.50)	$ 2.86	$ (11.47)	$ 1.68

(4)	Included in UAL's results of operations are the results of its wholly owned subsidiary, United Aviation Fuels Corporation ("UAFC"). During the second quarter 2001, UAFC recorded revenues of $262 million for fuel sales to third parties, compared to revenues of $129 million in the second quarter 2000. During the first six months of 2001, UAFC recorded revenues of $499 million for fuel sales to third parties, compared to revenues of $321 million in the first six months of 2000.

(5)	During the second quarter 2000, UAL recorded a special charge of $15 million, net of tax, for seven leased B747-238 aircraft that continued to be leased but were no longer used for operating purposes beyond 2000. In addition, UAL recorded a special charge of $23 million, net of tax, for the retirement of the inflight video system on certain B777-222 aircraft, which is being replaced by an enhanced and more reliable inflight video system.

(6)	During the first quarter of 2001, UAL adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), as amended. SFAS No. 133 requires every derivative instrument to be recorded in the balance sheet as either an asset or a liability measured at its fair value and that changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Accordingly, UAL has recorded a charge of $8 million, net of tax, for the cumulative effect of a change in accounting principle.

(7)	During the first quarter of 2000, UAL changed its method of accounting for the sale of mileage to participating partners in the Mileage Plus program, in accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). Under the new accounting method, a portion of the revenue from the sale of mileage is deferred and recognized when the transportation is provided. Accordingly, UAL recorded a charge of $209 million, net of tax, for the cumulative effect of a change in accounting principle to reflect application of the accounting method to prior years.

(8)	Also during the first quarter of 2000, UAL recorded a special charge of $26 million, net of tax, associated with the write-down and losses related to subleases on certain non-operating aircraft previously used in the United Express operation.

UNITED AIR LINES, INC AND SUBSIDIARY COMPANIES

	Three Months Ended June 30
	2001	2000	% Change
FINANCIAL SUMMARY (UNAUDITED)
(in millions)

Operating revenues	$ 4,648	$ 5,098	(8.8)

Operating expenses	5,004	4,501	11.2

Earnings (loss) from operations	$ (356)	$ 597

OPERATING STATISTICS

Revenue passengers (in thousands)	21,331	22,412	(4.8)

Revenue passenger miles (in millions)	32,717	33,328	(1.8)

Available seat miles (in millions)	44,691	44,073	1.4

Passenger load factor (percent)	73.2	75.6	-2.4 pt.

Breakeven passenger load factor (percent)	79.7	65.7	+14.0 pt.

Passenger revenue per passenger mile (cents)	12.22	13.62	(10.3)

Operating revenue per available seat mile (cents)	10.40	11.57	(10.1)

Operating expenses per available seat mile (cents)	11.20	10.21	9.7

Average price per gallon of jet fuel (cents)	88.2	75.0	17.6

Number of aircraft in operating fleet at end of period	616	602

Average full-time equivalent employees (thousands)	98.0	98.3	(0.3)

Note: Revenue and expenses associated with United's dedicated freighter operations are included in the calculations of unit revenue and unit cost for 2000. However, dedicated freighter operations do not increase available seat miles, which is used as the denominator in the calculation of unit revenue and unit cost. The inclusion of these revenues and expenses do not have a material effect on unit revenue and unit cost.

UNITED AIR LINES, INC AND SUBSIDIARY COMPANIES

	Six Months Ended June 30
	2001	2000	% Change
FINANCIAL SUMMARY (UNAUDITED)
(in millions)

Operating revenues	$ 9,066	$ 9,631	(5.9)

Operating expenses	9,850	8,752	12.5

Earnings (loss) from operations	$ (784)	$ 879

OPERATING STATISTICS

Revenue passengers (in thousands)	40,192	42,554	(5.6)

Revenue passenger miles (in millions)	61,487	62,342	(1.4)

Available seat miles (in millions)	86,786	86,597	0.2

Passenger load factor (percent)	70.8	72.0	-1.2 pt.

Breakeven passenger load factor (percent)	78.0	64.5	+13.5 pt.

Passenger revenue per passenger mile (cents)	12.66	13.60	(6.9)

Operating revenue per available seat mile (cents)	10.45	11.12	(6.0)

Operating expenses per available seat mile (cents)	11.35	10.11	12.3

Average price per gallon of jet fuel (cents)	89.6	74.1	20.9

Number of aircraft in operating fleet at end of period	616	602

Average full-time equivalent employees (thousands)	98.3	97.2	1.1

Note: Revenue and expenses associated with United's dedicated freighter operations are included in the calculations of unit revenue and unit cost for 2000. However, dedicated freighter operations do not increase available seat miles, which is used as the denominator in the calculation of unit revenue and unit cost. The inclusion of these revenues and expenses do not have a material effect on unit revenue and unit cost.